Daktronics, Inc. Announces Second Quarter Fiscal 2018 Results

Brookings, S.D. – November 21, 2017 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2018 second quarter net sales of $169.3 million, operating income of $9.4 million, and net income of $7.1 million, or $0.16 per diluted share, compared to net sales of $170.0 million, operating income of $12.7 million, and net income of $9.0 million, or $0.20 per diluted share, for the second quarter of fiscal 2017.  Fiscal 2018 second quarter orders were $142.3 million, compared to $116.9 million for the second quarter of fiscal 2017. Backlog at the end of the fiscal 2018 second quarter was $155 million, compared to a backlog of $142 million a year earlier and $184 million at the end of the first quarter of fiscal 2018.(1)

Net sales, operating income, net income, and earnings per share for the six months ended October 28, 2017, were $342.0 million, $21.2 million, $15.6 million, and $0.35 per diluted share, respectively. This compares to $327.1 million, $20.6 million, $14.6 million, and $0.33 per diluted share, respectively, for the same period in fiscal 2017.

Cash provided by operating activities in the first six months of fiscal 2018 was $9.3 million, compared with cash provided by operating activities of $15.0 million in the same period last year. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $3.6 million for the first six months of fiscal 2018, as compared to a positive free cash flow of $10.5 million for the same period of fiscal 2017. Net investment in property and equipment was $5.7 million for the first six months of fiscal 2018, as compared to $4.6 million for the first six months of fiscal 2017. Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2018 were $61.5 million, which compares to $52.2 million at the end of the second quarter of fiscal 2017 and $65.6 million at the end of fiscal 2017.

Orders for the second quarter of fiscal 2018 increased 21.7 percent as compared to the second quarter of fiscal 2017. Orders increased in the Commercial, Live Events and International business units and decreased in the High School Park and Recreation and Transportation business units. The timing of orders for large projects varies according to the needs of the customer and contributed to the increase in order volume.

Net sales were similar for the second quarter of fiscal 2018 as compared to the second quarter of fiscal 2017. Net sales increased in the Live Events business unit, decreased in the Commercial and International business units, and remained relatively flat in the High School Park and Recreation and Transportation business units. The increase in Live Events business unit was due to continued demand for upgraded or new solutions throughout venues for professional sports and colleges and universities. The decrease in the Commercial business unit was primarily due to lower order volumes in our on-premise and spectacular niches. The decline in net sales in the International business unit was primarily due to variability of project schedules.

Other financial comparables include, gross profit, as a percentage of net sales, was 25.2 percent for the second quarter of fiscal 2018 as compared to 26.1 percent a year earlier. The decrease in gross profit percentage was primarily due to an increase in warranty charges. Operating expenses for the second quarter of 2018 was $33.2 million, compared to $31.6 million for the second quarter of fiscal 2017. The increase in total operating expenses was primarily attributable to an increase in product development activities. Operating income as a percent of sales for the quarter decreased to 5.6 percent as compared to the second quarter of fiscal 2017 operating income of 7.5 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We capitalized on the strong backlog and pipeline of order opportunities coming into the second quarter of fiscal 2018. The second quarter is traditionally one of our busiest quarters. We were able to work through our backlog with a smooth flow through our factories, which facilitated successful on-site installations and commissioning of systems. We were pleased with our second quarter sales and operational performance; however, profitability levels were impacted by an increase in warranty and maintenance agreement expenses. During the quarter, we chose to provide additional coverage on product defects related to the issues previously discussed in fiscal 2016. As expected, operating margin was impacted due to the planned increase in product development expenses for activities to accelerate the release of new and enhanced customer solutions. Orders increased during the quarter as compared to a year earlier is not unusual due to the lumpy nature of our business. Projects in major league baseball stadiums and the billboard niche contributed to this increase.”

Outlook
Kurtenbach added, “We remain optimistic about the continued growth in the video display business over the long-term. The use of digital canvases remains a cost viable method for businesses and organizations to entertain and inform audiences of their messages and brands. To serve these businesses, we invest in developing solutions and services to help our customers achieve their goals while managing the business for long-term profitable growth.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2017 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2017.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net sales	$169,309	$169,992	$342,037	$327,138
Cost of goods sold	126,705	125,684	254,787	243,763
Gross profit	42,604	44,308	87,250	83,375

Operating expenses:
Selling expense	15,350	15,891	30,289	31,150
General and administrative	8,868	8,625	17,803	17,408
Product design and development	8,948	7,126	17,995	14,169
	33,166	31,642	66,087	62,727
Operating income	9,438	12,666	21,163	20,648

Nonoperating income (expense):
Interest income	151	171	362	376
Interest expense	(47)	(76)	(133)	(118)
Other (expense) income, net	(87)	149	58	55

Income before income taxes	9,455	12,910	21,450	20,961
Income tax expense	2,323	3,889	5,889	6,401
Net income	$7,132	$9,021	$15,561	$14,560

Weighted average shares outstanding:
Basic	44,412	43,988	44,345	44,051
Diluted	44,679	44,098	44,696	44,168

Earnings per share:
Basic	$0.16	$0.21	$0.35	$0.33
Diluted	$0.16	$0.20	$0.35	$0.33

Cash dividends declared per share	$0.07	$0.07	$0.14	$0.17

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 28, 2017	April 29, 2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,699	$32,623
Restricted cash	27	216
Marketable securities	21,787	32,713
Accounts receivable, net	108,719	78,846
Inventories, net	70,436	66,486
Costs and estimated earnings in excess of billings	31,302	36,403
Current maturities of long-term receivables	1,964	2,274
Prepaid expenses and other assets	7,566	7,553
Income tax receivables	1,725	611
Total current assets	283,225	257,725

Long-term receivables, less current maturities	2,208	2,616
Goodwill	8,190	7,812
Intangibles, net	4,338	4,705
Investment in affiliates and other assets	4,730	4,534
Deferred income taxes	11,287	11,292
	30,753	30,959
PROPERTY AND EQUIPMENT:
Land	2,134	2,099
Buildings	66,863	65,935
Machinery and equipment	86,875	84,189
Office furniture and equipment	5,642	5,604
Computer software and hardware	53,316	51,523
Equipment held for rental	287	374
Demonstration equipment	7,143	7,109
Transportation equipment	7,508	7,108
	229,768	223,941
Less accumulated depreciation	164,549	157,192
	65,219	66,749
TOTAL ASSETS	$379,197	$355,433

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 28, 2017	April 29, 2017
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,005	$51,499
Accrued expenses	27,399	25,033
Warranty obligations	15,400	13,578
Billings in excess of costs and estimated earnings	16,561	10,897
Customer deposits (billed or collected)	14,349	14,498
Deferred revenue (billed or collected)	14,046	12,137
Current portion of other long-term obligations	913	1,409
Income taxes payable	1,334	1,544
Total current liabilities	139,007	130,595

Long-term warranty obligations	15,740	14,321
Long-term deferred revenue (billed or collected)	6,835	5,434
Other long-term obligations	2,333	2,848
Long-term income tax payable	3,306	3,113
Deferred income taxes	937	836
Total long-term liabilities	29,151	26,552
TOTAL LIABILITIES	168,158	157,147

SHAREHOLDERS' EQUITY:
Common stock	53,862	52,530
Additional paid-in capital	39,034	38,004
Retained earnings	123,330	113,967
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(3,353)	(4,381)
TOTAL SHAREHOLDERS' EQUITY	211,039	198,286
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$379,197	$355,433

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 28, 2017	October 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,561	$14,560
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,902	9,242
Impairment of intangible assets	—	830
(Gain) loss on sale of property, equipment and other assets	(1,221)	33
Share-based compensation	1,341	1,484
Equity in loss of affiliate	191	—
Provision for doubtful accounts	(21)	962
Deferred income taxes, net	81	(48)
Change in operating assets and liabilities	(15,496)	(12,049)
Net cash provided by operating activities	9,338	15,014

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,735)	(4,625)
Proceeds from sale of property, equipment and other assets	2,000	72
Purchases of marketable securities	—	(4,583)
Proceeds from sales or maturities of marketable securities	10,802	11,328
Purchases of equity investment	(607)	(562)
Net cash provided by investing activities	4,460	1,630

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(6)
Proceeds from exercise of stock options	511	102
Principal payments on long-term obligations	(1,027)	(904)
Dividends paid	(6,197)	(7,482)
Payments for common shares repurchased	—	(1,825)
Tax payments related to RSU issuances	(311)	(213)
Net cash used in financing activities	(7,024)	(10,328)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	113	(591)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	6,887	5,725

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	32,839	28,526
End of period	$39,726	$34,251

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 28, 2017	October 29, 2016	Dollar Change	Percent Change	October 28, 2017	October 29, 2016	Dollar Change	Percent Change
Net Sales:
Commercial	$34,377	$39,923	$(5,546)	(13.9)%	$67,240	$76,177	$(8,937)	(11.7)%
Live Events	68,653	55,363	13,290	24.0	146,265	115,996	$30,269	26.1%
High School Park and Recreation	29,660	28,707	953	3.3	58,139	56,324	$1,815	3.2%
Transportation	16,476	16,101	375	2.3	35,388	30,387	$5,001	16.5%
International	20,143	29,898	(9,755)	(32.6)	35,005	48,254	$(13,249)	(27.5)%
	$169,309	$169,992	$(683)	(0.4)%	$342,037	$327,138	$14,899	4.6%
Orders:
Commercial	$39,134	$36,663	$2,471	6.7%	$69,071	$81,731	$(12,660)	(15.5)%
Live Events	43,730	31,050	12,680	40.8	105,335	83,930	$21,405	25.5%
High School Park and Recreation	14,737	15,764	(1,027)	(6.5)	46,917	46,877	$40	0.1%
Transportation	14,245	14,754	(509)	(3.4)	23,514	26,669	$(3,155)	(11.8)%
International	30,414	18,643	11,771	63.1	50,504	52,835	$(2,331)	(4.4)%
	$142,260	$116,874	$25,386	21.7%	$295,341	$292,042	$3,299	1.1%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Six Months Ended
	October 28, 2017	October 29, 2016
Net cash provided by operating activities	$9,338	$15,014
Purchases of property and equipment	(7,735)	(4,625)
Proceeds from sales of property and equipment	2,000	72
Free cash flow	$3,603	$10,461

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.